                                                                   Exhibit 99.1

                           SYMBOL TECHNOLOGIES REPORTS
                    2004 FOURTH-QUARTER AND FULL-YEAR RESULTS

     o FOURTH-QUARTER REVENUE OF $450.5 MILLION; NET EARNINGS OF $28.5 MILLION, OR $0.11 DILUTED EPS

     o FULL-YEAR 2004 REVENUE OF $1.73 BILLION; NET EARNINGS OF $81.8 MILLION, OR $0.33 DILUTED EPS

     o    TELECONFERENCE 8 A.M. WEDNESDAY, MARCH 2, TO DISCUSS RESULTS

HOLTSVILLE, N.Y. - March 1, 2005 - Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company(TM), today announced results for the fourth quarter and full year ended December 31, 2004.

Revenue for the fourth quarter ended December 31, 2004, was a record $450.5 million, slightly exceeding the Company's guidance of $445 million to $450 million. Fourth-quarter revenue represented a 15 percent increase compared to the $393 million in revenue reported in the corresponding year-earlier period. Gross margin, at 48.1 percent, was above 45 percent for the fifth sequential quarter. Fourth-quarter net earnings were $28.5 million, or $0.11 diluted earnings per share, compared to $16.2 million, or $0.07 diluted earnings per share, in the corresponding year-earlier period.

Revenue for the year ended December 31, 2004, was $1.73 billion, compared to $1.53 billion for the year ended December 31, 2003. Net earnings for the year ended December 31, 2004, were $81.8 million, or $0.33 diluted earnings per share, compared to net earnings of $3.3 million, or $0.01 diluted earnings per share, in the prior year.

FOURTH-QUARTER AND FULL-YEAR 2004 HIGHLIGHTS
Fourth-quarter 2004 results extended some of the positive financial trends that the Company has been achieving as follows:

     o Four sequential quarters of revenue of more than $400 million, most recently to $450.5 million from $429 million in 2004's third quarter.
     o Seven sequential quarters of increased product bookings, reaching $382 million and representing a 15 percent increase over $332 million product bookings in

          2003's fourth quarter.
     o Five sequential quarters with gross margins in excess of 45 percent, improving to 48.1 percent in the fourth quarter from 46.8 percent in the prior quarter.
     o    Four sequential quarters of DSOs below 30 days.
     o Fourth-quarter inventory turns of 4.5 were the highest of any quarter in 2004.
     o Cash flow from operations (CFFO) of $224.5 million in 2004, the second year sequentially with CFFO in excess of $200 million.

 PRODUCT REVENUE INCREASE
Fourth-quarter 2004 product revenue of $375.0 million represented a 19 percent increase over product revenue of $314.1 million in 2003's fourth quarter and a 6 percent gain sequentially from 2004's third-quarter product revenue of $354 million. Product revenue gains were led by sales of the Symbol MC9000 rugged mobile computer in its three form factors. As of December 31, 2004, Symbol had shipped more than $200 million in MC9000 products since its initial release in late 2003.

SERVICE REVENUE AT ANTICIPATED ANNUALIZED RATE
Fourth-quarter 2004 service revenue was $75.5 million, a 4 percent decrease versus fourth-quarter 2003 service revenue of $78.9 million, and in line with the Company's anticipated annual run rate of approximately $300.0 million.

CONTINUED GROSS MARGIN GROWTH
Year-over-year, fourth-quarter 2004 gross margin increased 18 percent to $216.7 million from $184.1 million in fourth quarter 2003 and increased 8 percent sequentially from third-quarter 2004 gross margin of $200.7 million. Gross margin percentage rose to 48.1 percent in the fourth quarter from 46.8 percent a year ago and from 46.8 percent in 2004's third quarter.

OPERATING EXPENSES RISE
Operating expenses in fourth quarter 2004 were $178.1 million, up 10 percent compared to 2003's fourth-quarter operating expenses of $161.7 million and up 4 percent sequentially from third-quarter 2004 operating expenses of $172.0 million.

OPERATING INCOME AND MARGIN GAINS
Earnings from operations for 2004's fourth quarter were $38.6 million, a 72 percent increase from the prior year's fourth-quarter total of $22.4 million. Operating margin for the fourth quarter 2004 rose sequentially 1.9 percentage points from third quarter 2004 to 8.6 percent.

OTHER INCOME/EXPENSE AND EFFECTIVE TAX RATE
The Company's fourth-quarter 2004 net earnings of $28.5 million, or $0.11 per diluted share, was negatively impacted by a pre-tax charge of $6.3 million related to a write-off of deferred financing costs of a short-term credit facility refinanced December 29, 2004. The Company's net earnings in the fourth quarter 2004 were positively impacted by an effective tax rate of approximately 2 percent. The Company's effective tax rate for the year ended December 31, 2004, was 33.9 percent.

SOLID CASH FLOW FROM OPERATIONS
The Company's strong cash flow from operations continued with $224.5 million in fiscal 2004, following $233.8 million in fiscal 2003. The Company ended December 2004 with strong cash balances of $217.6 million, up 45 percent from $150 million at December 31, 2003.

FULL-YEAR FINANCIAL SUMMARY
Revenue for the 12 months ended December 31, 2004, was $1.73 billion, an increase of 13 percent over revenue of $1.53 billion in the 12 months ended December 31, 2003. Gross profit for the 12 months ended December 31, 2004, was $809 million or 46.7 percent compared to $675.2 million or 44.1 percent in the 12 months ended December 31, 2003. Operating expenses increased $0.9 million to $668.6 million for the 12 months ended December 31, 2004, from $667.7 million for the 12 months ended December 31, 2003. Net earnings were $81.8 million, or $0.33 per diluted share, for the 12 months ended December 31, 2004, compared with net earnings of a $3.3 million, or $0.01 per diluted share, for the 12 months ended December 31, 2003.

2005 FIRST-QUARTER GUIDANCE
Based on the strong fourth-quarter 2004 results, the Company expects that first-quarter 2005 revenue will be approximately $465 million, up 3 percent sequentially and up 11 percent year over year. Earnings per share for the first quarter of 2005 are expected to be $0.10 to $0.11. This range does not include the impact, if any, of the Company's eventual issuing of shares to class action plaintiffs from a settlement approved in

October 2004. The Company currently has accrued $86.6 million relating to this settlement. However, the accounting, under the terms of this settlement, requires the Company to mark-to-market the appreciation in the value of shares to be issued above a pre-determined price in the settlement of $16.41 per share through a non-cash charge to earnings. The Company believes that for every $1.00 per share in appreciation of its market value above $16.41, the impact to earnings would be approximately $3.2 million, or $0.01 per diluted share.

`POSITIVE MOMENTUM'
"Fourth quarter 2004 and the year were validation of the hard work, effort and results of our associates and channel partners. I want to recognize and thank them for their focus and execution. During the last year, Symbol has undergone significant change management that positively influenced customer and partner satisfaction, bottom-line results, cash flow and productivity, and provided us a strong foundation of business and financial controls. The addition of Matrics and the work done by the Symbol team on our vision-to-execution plan set the foundation for future success. We look forward to 2005 and beyond with confidence and excitement," William R. Nuti, Symbol president and chief executive officer, said.

"Going forward, our goal is to drive profitable top-line growth and increase our market share in all sales theaters, product divisions and vertical markets. We need to do this while staying 100 percent laser focused on becoming an industry leader in cost structure, both process and technology innovation, product lifecycle management and solutions selling," Nuti added.

"Our earnings performance in the fourth quarter was encouraging, and we're also very pleased to be able to announce that Symbol will be certifying its compliance with the internal control provisions of Sarbanes-Oxley 404 -- an outstanding achievement in light of where we were from an internal controls perspective two years ago," Mark T. Greenquist, senior vice president and chief financial officer, said.

TELECONFERENCE SCHEDULED WEDNESDAY, MARCH 2, 2005 Symbol has scheduled a conference call and Web cast for 8 a.m. Wednesday, March 2, 2005, at which time it will discuss results for the fourth quarter and full year ended December 31, 2004.

TELECONFERENCE INFORMATION: To participate in the Wednesday morning teleconference, dial 1- 800-263-8506 (domestic) and 719-457-2681 (international) at least 10 minutes prior to commencement of the call.

WEB CAST INFORMATION: To listen to a live audiocast (listen only), access www.symbol.com/investor and click on the link next to the microphone icon.

TELECONFERENCE PRESENTATION: To view the financial presentation via Web, access www.symbol.com/investor at least 10 minutes prior to the start of the teleconference. At the site, click on the link next to the microphone icon, you are required to provide your name and e-mail address. Please be advised that registration permits you to enroll prior to the conference, but this is not mandatory for participation. This is an unrestricted Web site and a password is not required. In addition, a copy of the presentation will be posted in PDF format on the Company's investor home page, www.symbol.com/investor.

REPLAY INFORMATION: A synchronized Web cast and audio replay will be available on the Company's investor home page on a 24-hour non-stop basis within two hours of the conclusion of the call. An audio replay of the teleconference will be available from 10 a.m. Wednesday, March 2, through Thursday, March 31, by calling toll-free 1-888-203-1112 (domestic) and 719-457-0820 (international), and entering access code 5228041.

ABOUT SYMBOL TECHNOLOGIES
-------------------------
Symbol Technologies, Inc., The Enterprise Mobility Company(TM), is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world's leading companies. More information is available at www.symbol.com.

         THIS NEWS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS, FORECASTS AND ASSUMPTIONS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL OUTCOMES AND RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE PRICE AND PRODUCT COMPETITION, DEPENDENCE ON NEW PRODUCT DEVELOPMENT, RELIANCE ON MAJOR CUSTOMERS, CUSTOMER DEMAND FOR OUR PRODUCTS AND SERVICES, CONTROL OF COSTS AND EXPENSES, INTERNATIONAL GROWTH, GENERAL INDUSTRY AND MARKET CONDITIONS AND GROWTH RATES AND GENERAL DOMESTIC AND INTERNATIONAL ECONOMIC CONDITIONS INCLUDING INTEREST RATE AND CURRENCY EXCHANGE RATE FLUCTUATIONS. FOR A FURTHER LIST AND DESCRIPTION OF SUCH RISKS AND UNCERTAINTIES, SEE THE REPORTS FILED BY SYMBOL WITH THE SECURITIES AND EXCHANGE COMMISSION. SYMBOL DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

                                     # # # #
FOR FINANCIAL INFORMATION:                             FOR MEDIA INFORMATION:
NANCY H. TULLY                                         PATRICIA HALL
Symbol Technologies, Inc.                              Symbol Technologies, Inc.
631-738-5050                                           631-738-5636

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Condensed Consolidated Statement of Operations

                                                       THREE MONTHS ENDING
                                     --------------------------------------------------------
($ MILLIONS, EXCEPT PER SHARE DATA)  DECEMBER 31, 2004  SEPTEMBER 30, 2004  DECEMBER 31, 2003
                                     -----------------  ------------------  -----------------
Net Revenue                               $ 450.5             $ 429.2            $ 393.0
Cost of Revenue                             233.8               228.5              208.9
                                          -------             -------            -------
  Gross Profit                              216.7               200.7              184.1
Operating Expenses:
  Net Engineering                            41.4                55.4               38.9
  S, G&A                                    136.1               125.1              115.6
  Recovery from legal settlements              --               (12.4)                --
  Other                                       0.6                 3.9                7.2
                                          -------             -------            -------
    Total Operating Expenses                178.1               172.0              161.7
                                          -------             -------            -------
Earnings from operations                     38.6                28.7               22.4
Other Expense, net                            9.6                  --                1.4
                                          -------             -------            -------
Net earnings before taxes                    29.0                28.7               21.0
Provision for income taxes                    0.5                10.9                4.8
                                          -------             -------            -------
Net Earnings                              $  28.5             $  17.8            $  16.2
                                          =======             =======            =======

Earnings per share                        $  0.11             $  0.07            $  0.07
                                          -------             -------            -------
  PERCENTAGE OF REVENUE*

Net Revenue                                 100.0%              100.0%             100.0%
Cost of Revenue                              51.9%               53.2%              53.2%
                                          -------             -------            -------
  Gross Profit                               48.1%               46.8%              46.8%
Operating Expenses:
  Net Engineering                             9.2%               12.9%               9.9%
  S, G&A                                     30.2%               29.1%              29.4%
  Recovery from legal settlements              --                (2.9)%               --
  Other                                       0.1%                1.0%               1.8%
                                          -------             -------            -------
    Total Operating Expenses                 39.5%               40.1%              41.1%
                                          -------             -------            -------
Earnings from operations                      8.6%                6.7%               5.7%
Other Expense, net                            2.2%                 --                0.4%
                                          -------             -------            -------
Net earnings before taxes                     6.4%                6.7%               5.3%
Provision for income taxes                    0.1%                2.6%               1.2%
                                          -------             -------            -------
Net Earnings                                  6.3%                4.1%               4.1%
                                          =======             =======            =======

*     Percentages may differ slightly due to rounding

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Condensed Consolidated Balance Sheet Trend

                                                                BALANCE SHEET AT
                                           -----------------------------------------------------------
($ MILLIONS)                               DECEMBER 31, 2004   SEPTEMBER 30, 2004    DECEMBER 31, 2003
                                           -----------------   ------------------    -----------------
Assets
    Cash and temp. investments                 $  217.6             $  231.5             $  150.0
    Accounts receivable, net                      113.7                 99.8                152.4
    Inventories                                   207.3                223.3                212.9
    Deferred income taxes                         179.9                174.6                182.6
    Other current assets                           24.3                 32.0                 36.1
                                               --------             --------             --------
Total current assets                              742.8                761.2                734.0

Property, plant & equipment, net                  241.5                228.1                210.9
Intangible and other assets, net                  946.1                928.5                701.6
                                               --------             --------             --------
Total assets                                   $1,930.4             $1,917.8             $1,646.5
                                               ========             ========             ========

Liabilities & stockholders' equity
    A/P and accrued exp.                       $  414.9             $  431.1             $  490.7
    Current portion of L.T.D.                     118.1                257.0                  0.2
    Income taxes payable                           20.1                  9.2                  5.5
    Deferred revenue & Other                       53.7                 53.3                 39.8
                                               --------             --------             --------
Total current liabilities                         606.8                750.6                536.2

L.T.D., less current maturities                   176.1                 84.6                 99.0
Other liabilities and deferred rev.                75.0                 68.7                 90.7

Stockholders' equity
    Common stock issued                             2.7                  2.7                  2.6
    Other stockholders' equity                  1,069.8              1,011.2                918.0
                                               --------             --------             --------
Total stockholders' equity                      1,072.5              1,013.9                920.6
                                               --------             --------             --------

Total liabilities and equity                   $1,930.4             $1,917.8             $1,646.5
                                               ========             ========             ========

  Financial ratios:
    Days sales outstanding                           23                   21                   35
    Inventory turnover                              4.5                  4.1                  3.9
    Working capital% of revenue                     7.5%                 0.6%                12.6%
    Return on assets                                5.9%                 4.0%                 4.0%
    Return on equity                               10.9%                 7.1%                 7.9%

*     Percentages may differ slightly due to rounding

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Condensed Consolidated Statement of Operations

                                                                     12 MONTHS ENDING
                                                         ----------------------------------------
($ MILLIONS, EXCEPT PER SHARE DATA)                      DECEMBER 31, 2004      DECEMBER 31, 2003
                                                         -----------------      -----------------
Net Revenue                                                  $ 1,732.1              $ 1,530.3
Cost of Revenue                                                  923.1                  855.1
                                                             ---------              ---------
  Gross Profit                                                   809.0                  675.2
Operating Expenses:
  Net Engineering                                                180.3                  156.3
  S, G&A                                                         502.3                  421.1
  (Recovery from)/Provision for legal settlements                (21.4)                  72.0
  Other                                                            7.4                   18.3
                                                             ---------              ---------
    Total Operating Expenses                                     668.6                  667.7
                                                             ---------              ---------
Earnings from operations                                         140.4                    7.5
Other Expense, net                                                16.6                    3.6
                                                             ---------              ---------
Net Earnings before taxes                                        123.8                    3.9
Provision for income taxes                                        42.0                    0.6
                                                             ---------              ---------
Net earnings                                                 $    81.8              $     3.3
                                                             =========              =========

Earnings per share                                           $    0.33              $    0.01
Fully diluted shares                                             246.2                  236.4
                                                             ---------              ---------
  PERCENTAGE OF REVENUE
Net Revenue                                                      100.0%                 100.0%
Cost of Revenue                                                   53.3%                  55.9%
                                                             ---------              ---------
  Gross Profit                                                    46.7%                  44.1%
Operating Expenses:
  Net Engineering                                                 10.4%                  10.2%
  S, G&A                                                          29.0%                  27.5%
  (Recovery from)/Provision for legal settlements                 (1.2)%                  4.7%
  Other                                                            0.4%                   1.2%
                                                             ---------              ---------
    Total Operating Expenses                                      38.6%                  43.6%
                                                             ---------              ---------
Earnings from operations                                           8.1%                   0.5%
Other Expense, net                                                 1.0%                   0.2%
                                                             ---------              ---------
Net Earnings before taxes                                          7.1%                   0.3%
Provision for income taxes                                         2.4%                   0.1%
                                                             ---------              ---------
Net earnings                                                       4.7%                   0.2%
                                                             =========              =========

*     Percentages may differ slightly due to rounding

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Condensed Consolidated Cash Flow Trend

                                                                              12 MONTHS ENDING
                                                                    ------------------------------------
($ MILLIONS)                                                        DECEMBER 31, 2004  DECEMBER 31, 2003
                                                                    -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                                                           $ 81.8             $  3.3
  Depreciation & amortization                                              77.8               68.8
  Write-off of IPR&D                                                       12.8                 --

CHANGES IN ASSETS & LIABILITIES
  Accounts receivable                                                      32.5                3.6
  Inventories                                                              (5.9)              33.5
  Accounts payable & accrued expenses                                     (66.6)              (9.2)
  Other changes, net                                                       92.1              133.8
                                                                         ------             ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                 224.5              233.8
                                                                         ------             ------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of Matrics & Other                                         (239.3)             (15.0)
  Expenditures for PP&E                                                   (91.6)             (60.6)
  Other investing                                                         (50.9)              (3.7)
                                                                         ------             ------
NET CASH USED IN INVESTING ACTIVITIES                                    (381.8)             (79.3)
                                                                         ------             ------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net changes in debt                                                     199.8              (86.8)
  Other                                                                    25.1                6.2
                                                                         ------             ------

NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES (INC. FX)             224.9              (80.6)
                                                                         ======             ======

NET CHANGE IN CASH                                                         67.6               73.9
                                                                         ======             ======

Beginning Cash Balance                                                    150.0               76.1
                                                                         ======             ======

Ending Cash Balance                                                      $217.6             $150.0
                                                                         ======             ======